Exhibit 10.4

Deferred Compensation Plan for Executives

Adopted by Northeast Utilities Board of Trustees

on January 13, 1998

Amended and Restated Effective

 January 1, 2009

ARTICLE 1

PURPOSE

The purpose of the Northeast Utilities Deferred Compensation Plan for Executives (the “Plan”) is to provide a means whereby the Company (as hereinafter defined) may afford increased financial security, on a tax-favored basis, to a select group of “key management or other highly compensated employees” of the Company.  These individuals have rendered and continue to render valuable services to the Company that constitute an important contribution towards the Company's continued growth and success.  This Plan provides for additional compensation so that such employees may be recruited and retained and their productive efforts encouraged.  This document represents a complete restatement of the Plan effective as of January 1, 2009.  The provisions of this amendment and restatement of the Plan shall apply to Plan participants who have not retired or terminated employment with the Company as of January 1, 2009.

The Plan is intended to constitute an unfunded “top hat” plan within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  As a top hat plan, the Plan is not subject to the eligibility, vesting, funding or fiduciary responsibility requirements of ERISA.

ARTICLE 2

DEFINITIONS

Account.  “Account” means, with respect to a Participant, the account, including any subaccounts, established on the books of account of the Company, pursuant to Section 5.1, to record the Participant’s interest in the Plan.

Administrator.  “Administrator” means the Administrator as defined in the Retirement Plan, or the person or persons to whom such entity delegates any of its functions under the Plan.

Affiliate.  “Affiliate” means each direct and indirect affiliated company that directly or through one or more intermediaries, controls, is controlled by, or is under common control with NU.

Applicable Percentage.  “Applicable Percentage” with respect to a Participant for any Plan Year means the applicable percentage used in the Savings Plan for such Plan Year to determine such Participant’s K-Vantage Contributions for that Plan Year.

Base Salary.  “Base Salary” means with respect to a Participant for any Plan Year such Participant's annual base salary, before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125.

Base Salary Deferral.  “Base Salary Deferral” means that portion of Base Salary as to which an Eligible Employee has made an annual irrevocable election to defer receipt.

Beneficiary.  “Beneficiary” means the person or persons designated as such in accordance with Section 12.3.

Board.  “Board” means the Board of Trustees of NU.

Bonus Compensation.  “Bonus Compensation” means with respect to a Participant for any Plan Year such Participant's annual bonus compensation under the Incentive Plan or any other incentive plan of the Company before deferral pursuant to this Plan or pursuant to any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125.

Bonus Compensation Deferral.  “Bonus Compensation Deferral” means that portion of cash Bonus Compensation as to which an Eligible Employee has made an annual irrevocable election to defer receipt.

Change of Control.  “Change of Control” shall mean the happening of any of the following:

(a)

When any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, its Affiliates, or any Company or NU employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (i) the then outstanding common shares of NU (the “Outstanding Common Shares”) or (ii) the Voting Securities; or

(b)

Individuals who, as of the beginning of any twenty-four month period, constitute the Trustees (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Trustees or cease to be able to exercise the powers of the majority of the Trustees, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Trustees shall be considered as though such individual were a member of the Incumbent Trustees, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Trustees of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c)

Consummation by NU of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Shares and Voting Securities immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and Voting Securities, as the case may be; or

(d)

Consummation of a complete liquidation or dissolution of NU or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Shares and Voting Securities, as the case may be, immediately prior to such sale or disposition.

Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Committee.  “Committee” means the Board’s Compensation Committee, or the person or persons to which such committee delegates any of its functions under the Plan.

Company.  “Company” means NU and any Affiliate which is authorized by the Board to adopt the Plan and cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate.  An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan, including the authority of the Board and the Committee, and amendments thereto shall apply to the Eligible Employees of the Affiliate.  In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

Disabled.  “Disabled” means a mental or physical condition that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which qualifies a Participant for benefits under the Company’s long term disability plan.

Earnings Crediting Options.  “Earnings Crediting Options” means the options selected by the Participant from time to time pursuant to which earnings are credited to the Participant's Account.  The option for Matching Contributions shall be deemed investments in Voting Securities and any deemed dividends shall be deemed reinvested in additional Voting Securities.

Effective Date.  “Effective Date” means the initial effective date of the Plan, which is January 1, 1998.

-  3  -

Eligible Employee.  “Eligible Employee” means an Employee who is a member of the group of selected management and/or highly compensated Employees of the Company designated by the Committee, acting on behalf of the Company, as eligible to participate in the Plan other than an individual that the Company treats as an independent contractor (and an individual shall be treated as an independent contractor if payment for the individual’s services is memorialized on a Form 1099, and not on a Form W-2) or any individual who has signed an agreement with the Company stating that the individual is not eligible to participate in the Plan.

Employee.  “Employee” means any person employed by the Company on a regular full-time salaried basis or who is an officer of the Company, or a member of the Board.

End Termination Date.  “End Termination Date” means the date of termination of a Participant's Service with the Company and its Affiliates.  Whether the termination of a Participant’s Service has occurred shall be determined by the Administrator with reference to Treasury Regulations Section 1.409A-1(h).

Enrollment Agreement.  “Enrollment Agreement” means the authorization form which an Eligible Employee executes and files with the Administrator for the purpose of making Base Salary Deferrals and Bonus Compensation Deferrals and/or for electing the time and manner of payment of Base Salary Deferrals, Bonus Compensation Deferrals and Matching Contributions and the earnings thereon credited to the Eligible Employee’s Account.

Incentive Plan.  “Incentive Plan” means the Northeast Utilities Incentive Plan, effective January 1, 1998, as restated January 1, 2009, and as amended from time to time.

K-Vantage Contributions.  “K-Vantage Contributions” with respect to a Participant in any Plan Year means the K-Vantage Contributions made on behalf of such Participant under the Savings Plan for such Plan Year.

K-Vantage Employee.  “K-Vantage Employee” means an Eligible Employee who receives K-Vantage Contributions under the Savings Plan.

K-Vantage Make-Whole Account.  “K-Vantage Make-Whole Account” means the sub-account in which K-Vantage Make-Whole Contributions, and earnings thereon, are held.

K-Vantage Make-Whole Compensation.  “K-Vantage Make-Whole Compensation” with respect to a Participant for any Plan Year means the compensation paid to a Participant who is a K-Vantage Employee that is used under the Savings Plan for purposes of determining such K-Vantage Employee’s K-Vantage Contributions under the Savings Plan, but without the limitation imposed by Section 401(a)(17) of the Code or the exclusion from the definition of compensation under the Savings Plan of amounts deferred under this Plan or any other nonqualified deferred compensation plan.

-  4  -

K-Vantage Make-Whole Contributions.  “K-Vantage Make-Whole Contributions” means those contributions credited to the Participant’s Account by the Company pursuant to Section 4.4.

Matching Contributions.  “Matching Contributions” means those contributions credited to the Participant's Account by the Company pursuant to Section 4.3.

NU.  “NU” means Northeast Utilities, a Massachusetts business trust and its successors and assigns.

Participant.  “Participant” means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Administrator as provided in Section 4.3.  An Eligible Employee who is a K-Vantage Employee shall be an automatic Participant for purposes of having K-Vantage Make-Whole Contributions allocated to his or her Account under Section 4.4.

Pension Committee.  “Pension Committee” means the Pension Committee as defined in the Retirement Plan.

Plan.  “Plan” means this plan, called the Northeast Utilities Deferred Compensation Plan for Executives, as amended from time to time.  The Plan shall supersede the Deferred Compensation Plan for Officers of Northeast System Companies as of the Effective Date and the benefits payable to participants thereunder shall instead be payable under the Plan.

Plan Year.  “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

Retires or Retirement.  “Retires” or “Retirement” means the termination of the Participant's Service with the Company for a reason other than “cause” as determined by the Administrator on or after the earlier to occur of:

(a)

attainment of age 65, or

(b)

eligibility for pension payments under the Supplemental Executive Retirement Plan for Officers of  Northeast Utilities System Companies or employment related agreement with the Company, or

(c)

attainment of age 55 after completing at least 10 years of Service.

Retirement Plan.  “Retirement Plan” means the Northeast Utilities Service Company Retirement Plan.

Savings Plan.  “Savings Plan” means the Northeast Utilities Service Company 401k Plan.

Service.  “Service” means the period of time during which an employment relationship exists between an Employee and the Company, as credited under the Retirement

-  5  -

Plan for vesting purposes or, in the case of a K-Vantage Employee, as credited under the Savings Plan for vesting purposes.

Specified Employee.  “Specified Employee” means an Employee who is a Vice President or more senior officer of the Company at any time during a Plan Year in which case such Employee shall be considered a Specified Employee for the 12-month period beginning on the first day of the fourth month immediately following the end of such Plan Year.

Unforeseeable Emergency.  “Unforeseeable Emergency” means a severe financial hardship of a Participant resulting from: (a) an illness or accident of the Participant or the Participant’s spouse or dependent as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) and (d)(1)(B); (b) a loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Whether a Participant has an Unforeseeable Emergency shall be determined by the Administrator on the basis of all relevant facts and circumstances and with reference to Treasury Regulations Section 409A-3(i)(3).

Vesting or Vested.  “Vesting” or “Vested” refers to the time after which Matching Contributions and K-Vantage Make-Whole Contributions, and their related earnings, become non-forfeitable, as provided under Section 4.5.

Voting Securities.  “Voting Securities” means the common shares of NU, par value $5.00 or any successor security of NU which carries the right to vote generally in the election of the Board.

Year of Service.  “Year of Service” for Vesting purposes means each year of credited service recognized for determining a Participant’s vesting in his or her accrued benefit in the Retirement Plan or, for a K-Vantage Employee, in his or her K-Vantage Contributions source account in the Savings Plan.

ARTICLE 3

ADMINISTRATION OF THE PLAN

The Administrator is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.  The Administrator shall have discretionary authority to construe and interpret the Plan, to make determinations, including factual determinations, and to determine the rights, if any, of Participants and Beneficiaries under the Plan which, subject to the claims procedure set forth in Section 11.2, shall be final and binding upon any Participant and Beneficiary affected thereby.  The Administrator and members of the Committee and the Pension Committee shall be eligible to participate in the Plan while serving as such, but no such person shall vote or act upon any matter which relates solely to such person's interest in the Plan as a Participant.

-  6  -

ARTICLE 4

PARTICIPATION

4.1

Annual Election to Participate; Designation of Time and Manner of Payment.  Annually, all Eligible Employees will be offered the opportunity to make Base Salary and Bonus Compensation Deferrals.  Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Administrator prior to the end of December of the Plan Year preceding the Plan Year for which the deferral is to occur.  Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect the amount of Base Salary or cash Bonus Compensation (in each case after non-deferrable payroll tax deductions) of such Eligible Employee for the Plan Year that will be deferred and the time and manner of payment of all Base Salary Deferrals, Bonus Compensation Deferrals and Matching Contributions credited to the Eligible Employee’s Account for such Plan Year (and the earnings thereon) in accordance with Section 6.1 and Article 7.  All K-Vantage Employees shall automatically become Participants in the Plan in the Plan Year in which they become eligible for K-Vantage Make Whole Contributions, and such K-Vantage Make-Whole Contributions (and the earnings thereon) shall automatically be paid as provided in Section 6.2.  All such elections as to the time and manner of payment of Base Salary Deferrals, Bonus Compensation Deferrals and Matching Contributions (and the earnings thereon) shall be irrevocable except as otherwise specifically provided in this Plan.

4.2

New Eligible Employees.  The Administrator, acting on behalf of the Company, may permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, which includes a designation as to the time and manner of payment of their Base Salary and Bonus Compensation Deferrals and Matching Contributions (and the earnings thereon) as soon as practicable following the date the Employee becomes an Eligible Employee but, in any event, within 30 days after such date.  Notwithstanding the foregoing, any election by an Eligible Employee, pursuant to this Section, to defer Base Salary shall apply only to such amounts as are otherwise to be paid after the date on which such Enrollment Agreement is filed and with respect to Bonus Compensation Deferrals, only to Bonus Compensation paid for Service performed after the date on which such Enrollment Agreement is filed.

4.3

Matching Contributions.  An Eligible Employee who elects to participate in the Plan pursuant to Section 4.1 or Section 4.2 shall be eligible to receive Matching Contributions by the Company.  The amount of such Matching Contributions for a Plan Year shall be 100% of the Base Salary and Bonus Compensation Deferrals for the Plan Year, not to exceed the amount by which 3% of the Participant’s Base Salary for the Plan Year exceeds the amount of matching contributions made for the Participant for the Plan Year under the Savings Plan.  Matching Contributions will be credited as frequently as determined by the Administrator, acting on behalf of the Company, but in any event at least once per year.  Matching Contributions will be credited as soon as practicable in the Participant's final year of participation in the Plan.

-  7  -

4.4

K-Vantage Make-Whole Contributions.  With respect to any Participant who is a K-Vantage Employee, the Company shall make K-Vantage Make-Whole Contributions for such K-Vantage Employee each Plan Year equal to the Applicable Percentage for such Plan Year multiplied by the K-Vantage Employee’s K-Vantage Make-Whole Compensation for such Plan Year, reduced by the K-Vantage Contributions made for such K-Vantage Employee for such Plan Year under the Savings Plan.  K-Vantage Make-Whole Contributions will be credited as frequently as determined by the Administrator, acting on behalf of the Company, but in any event at least once per year and held in the Participant’s K-Vantage Make-Whole Account.  K-Vantage Make-Whole Contributions will be credited as soon as practicable in the Participant's final year of participation in the Plan.

4.5.

Vesting in Matching Contributions and K-Vantage Make-Whole Contributions.

(a)

Matching Contributions.  A Participant becomes Vested in Matching Contributions and related earnings when the Participant has been credited with three Years of Service after the end of the Plan Year for which the Matching Contributions were made.  Matching Contributions and related earnings are forfeited when Service terminates, to the extent not then Vested.  A Participant is automatically 100% Vested if a Change of Control occurs or if the Participant becomes Disabled, Retires, or dies.  A Participant is always 100% Vested in his or her Base Salary Deferrals, Bonus Compensation Deferrals, and related earnings.

(b)

K-Vantage Make-Whole Contributions.  A Participant becomes Vested in his or her K-Vantage Make-Whole Account when the Participant becomes Vested in his or her K-Vantage Contributions and related earnings in the Savings Plan.

4.6

Cancellation of Deferrals.  The provisions of Sections 4.1 and 4.2 to the contrary notwithstanding, a Participant’s Base Salary and/or Bonus Compensation Deferral election under this Plan shall terminate if necessary for the Participant to obtain a hardship distribution under a qualified retirement plan that includes a cash or deferred arrangement under Section 401(k) of the Code as required by Treasury Regulations Section 1.401(k)-1(d)(3).  Following any such termination of a Participant’s Base Salary and/or Bonus Compensation Deferral election, the Participant may not make a subsequent Base Salary or Bonus Compensation Deferral election except in accordance with the provisions set forth in Section 4.1.

ARTICLE 5

ACCOUNTS

5.1

Accounts.  The Administrator shall establish and maintain a separate Account with respect to a Participant.  The amount of Base Salary and/or Bonus Compensation deferred pursuant to Section 4.1 or Section 4.2 shall be credited by the Company to the Participant's Account no later than the first day of the month following the month in which such Base Salary and/or Bonus Compensation would otherwise have been paid.  Any amount once taken into account as Base Salary and/or Bonus Compensation for purposes of this Plan shall not be taken into account thereafter.  Matching Contributions and K-Vantage

-  8  -

Make-Whole Contributions made pursuant to Sections 4.3 and 4.4, respectively, shall be credited to the Participant’s Account as provided therein.  The Participant's Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan.

5.2

Earnings on Accounts.  A Participant's Account shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time for amounts credited to the Account until such Account is paid out in full to such Participant or such Participant’s Beneficiary.  Participants may allocate their Account among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five percent.  The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of the corresponding investment portfolios under the Savings Plan (except that Matching Contributions and earnings thereon shall at all times be deemed invested and reinvested in Voting Securities) and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees and fund expenses.  The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

5.3

Earnings Crediting Options.  Except as otherwise provided pursuant to Section 5.2, the Earnings Crediting Options available under the Plan shall consist of  options which correspond to the investment funds maintained from time to time under the Savings Plan.  In the event of a stock split, stock dividend, reclassification, reorganization or other capital adjustment in the Voting Securities, the number of deemed shares of Voting Securities then credited to the Participant's Account shall be adjusted in the same manner as the shares of Voting Securities are adjusted.  Notwithstanding that the rates of return credited to Participants' Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding investment funds (or the number of Voting Securities), or such other investment funds as the Company may designate, the Company shall not be obligated to invest any Base Salary and/or Bonus Compensation deferred by Participants under this Plan, Matching Contributions, K-Vantage Make-Whole Contributions or any other amounts, in such portfolios or in any other investment funds.

5.4

Changes in Earnings Crediting Options.  A Participant may change the Earnings Crediting Options to which the Participant’s Account is deemed to be allocated not more frequently than is permitted under the Savings Plan.  Each such change may include (a) reallocation of the Participant's existing Account in whole percentages of not less than five percent, and/or (b) change in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant may elect.  Notwithstanding the foregoing, however, in the event the Company eliminates an Earnings Crediting Option, a Participant whose Account is allocated to such Earnings Crediting Option, in whole or in part, shall be entitled to reallocate the Account and/or any amounts to be credited in the future to such Account among the remaining Earnings Crediting Options, at the time of such elimination, without regard to any annual limit on such changes.

5.5

Valuation of Accounts.  The value of a Participant's Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings

-  9  -

(positive or negative) deemed to be earned on such Account in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Accounts.  The value of that portion of the Participant’s Account attributable to Matching Contributions shall equal the value of the number of shares of Voting Securities credited to the Participant’s Account plus the number of such shares deemed purchased by reinvesting the earnings on Voting Securities already deemed credited to the Participant’s Account.

5.6

Statement of Accounts.  The Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Administrator deems desirable setting forth the balance standing to the credit of each Participant in the Participant’s Account.

5.7

Distributions from Accounts.  Any distribution made to or on behalf of a Participant from the Participant’s Account in an amount which is less than the entire balance of such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

ARTICLE 6

TIMING OF DISTRIBUTIONS

6.1

Election of Timing of Distributions.  In each Enrollment Agreement filed with the Administrator for a Plan Year, in accordance with Section 4.1 or 4.2, an Eligible Employee shall elect the time and manner of payment pursuant to which all Base Salary Deferrals, Bonus Compensation Deferrals and Vested Matching Contributions credited to the Eligible Employee’s Account for that Plan Year (and earnings thereon) will be distributed.  The manner of payment shall be elected in accordance with Article 7.  The time of payment shall be elected according to one of the following options applicable to all components of the Participant’s Account other than K-Vantage Make-Whole Contributions and earnings thereon: (a) a date certain specified in the Enrollment Agreement (which date certain may commence no sooner than three years from the end of the plan year to which the deferral relates); (b) the Participant’s End Termination Date, (c) the earlier of (a) or (b); or (d) the later of (a) or (b).  With respect to distributions upon a Participant’s End Termination Date, payment shall be made or begin on the first regularly scheduled payroll date following such End Termination Date and in no event later than 90 days following such End Termination Date.  Elections as to the time of payment shall be irrevocable except as otherwise specifically provided in this Plan.  In the event of an Eligible Employee’s failure to make a time of payment election with respect to any Plan Year, the time of payment election in effect for the preceding Plan Year shall continue in effect for subsequent Plan Years until the Eligible Employee makes a new valid election in a subsequent Plan Year by the applicable deadline for such election as provided in Sections 4.1 or 6.4.

6.2

Distribution of K-Vantage Make-Whole Account.  The value of a Participant’s Vested K-Vantage Make-Whole Account shall be distributed to the Participant, in cash, in a single lump sum on the first regularly scheduled payroll date following the Participant’s End Termination Date and in no event later than 90 days following such End Termination Date, except as otherwise provided in this Article 6.

-  10  -

6.3

Distribution following Change of Control.  In the event that a Participant terminates Service for any reason within two years following a Change of Control that qualifies as a “change in control” under Section 1.409A -3(i)(5) of the Treasury Regulations, notwithstanding anything else in this Plan to the contrary, the Participant’s Account shall be distributed, in a single lump sum, in cash on the first regularly scheduled payroll date following the Participant’s End Termination Date and in no event later than 90 days following such End Termination Date.

6.4

Changes in Elections.

(a)

Notwithstanding Sections 4.1, 4.2, 6.1 and 7.1 to the contrary, a Participant who has a Vested Account under this Plan on or after January 1, 2005 and before January 1, 2009 shall be permitted to elect (one or more times) on or before December 31, 2008, on forms to be provided by the Administrator, the time and form of payment of his or her Base Salary Deferrals, Bonus Compensation Deferrals and Matching Contributions (and the earnings thereon) in accordance with Section 6.1 and Article VII provided that such election may apply only to amounts that would not otherwise be payable in the calendar year in which the election is made and may not cause an amount to be paid in such calendar year that would not otherwise be payable in such calendar year.

(b)

Notwithstanding Sections 4.1, 4.2, 6.1 and 7.1 to the contrary, a Participant may make elections on and after January 1, 2009, on forms to be provided by the Administrator, to change the time and/or form of payment of his or her Base Salary Deferrals, Bonus Compensation Deferrals and Matching Contributions (and the earnings thereon) in accordance with Section 6.1 and Article VII subject to the following conditions:

(i)

No such subsequent election shall be effective until 12 months after the date such election is filed with the Administrator;

(ii)

Except in the event of payment upon death, any such subsequent election must be filed with the Administrator at least 12 months prior to the earliest date on which the Participant’s Base Salary Deferrals, Bonus Compensation Deferrals and Matching Contributions (and the earnings thereon) could be payable pursuant to the Participant’s last election;

(iii)

Except in the event of payment upon death, the date on which the Participant’s Base Salary Deferrals, Bonus Compensation Deferrals and Matching Contributions (and the earnings thereon) are paid or commence to be paid shall be deferred by not less than five years from the date on which such Base Salary Deferrals, Bonus Compensation Deferrals and Matching Contributions (and the earnings thereon) would have been paid or commenced under the Participant’s last election.  An installment form of payment shall be treated as an entitlement to a single payment in accordance with the provisions of the Treasury Regulations and such five-year delay shall apply to all payments under the installment form.

6.5

Delays in Payment to Specified Employees.  Anything in this Plan to the contrary notwithstanding, payment to any Specified Employee on such Specified

-  11  -

Employee’s End Termination Date shall not be made before the date that is six months after the End Termination Date (or, if earlier, the date of death of such Specified Employee).  In the event such Specified Employee has elected payment of his or her Account in the form of installments as provided in Article 7, installment payments to which such Specified Employee would otherwise be entitled during the first six months following his or her End Termination Date shall be accumulated and paid on the first installment payment date of the seventh month following the End Termination Date.

6.6

Acceleration of Payment.  The provisions of Section 6.1 and 6.2 to the contrary notwithstanding, a payment to or on behalf of a Participant shall be accelerated under each of the following circumstances:

(a)

if payment is required to be made to an individual other than the Participant to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code;

(b)

if the balance of the Participant’s Account on the Participant’s End Termination Date, without reference to the balance of his or her K-Vantage Make-Whole Account, is less than $250,000.

With respect to Section 6.6(b), payment shall be made on the first regularly scheduled payroll date following such End Termination Date and in no event later than 90 days following such End Termination Date or, for a Specified Employee, on the first regularly scheduled payroll date that is six months after the End Termination Date (or, if earlier, the date of death of such Specified Employee).

ARTICLE 7

MANNER OF PAYMENT OF BENEFITS

All Base Salary Deferrals, Bonus Compensation Deferrals and Vested Matching Contributions that are credited to a Participant’s Account for a Plan Year, with earnings thereon, as well as Vested amounts held in the Participant’s K-Vantage Make-Whole Account, shall automatically be paid in a lump sum at the time provided in Article VI, subject, except for amounts held in the Participant’s K-Vantage Make-Whole Account, to the Participant’s election on his or her Enrollment Agreement (at the time provided in Section 4.1 or 4.2, as the case may be) or special election in accordance with Section 6.4 to instead receive payment of his or her Base Salary Deferrals, Bonus Compensation Deferrals and Vested Matching Contributions (and the earnings thereon) in the form of  2, 3, 4, 5, 10, 15, or 20 annual installments, and not in one lump sum, commencing in accordance with the Participant’s election made pursuant to Sections 6.1 or 6.4.

Subject to Section 6.6, distributions shall be made, in cash, beginning on the first regularly scheduled payroll date following the distribution commencement date elected by the Participant pursuant to Section 6.1 or Section 6.4 and in no event later than 90 days following such date in an amount equal to the value of the Participant’s Account (without reference to amounts held in the Participant’s K-Vantage Make-Whole Account) as of the last business day preceding the distribution date.  In the case of installment payments, the

-  12  -

amount of each installment shall be equal to (i) the value of the Participant’s Account (without reference to amounts held in the Participant’s K-Vantage Make-Whole Account) as of the last business day preceding the initial date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement or in the special election pursuant to Section 6.4.  After the initial installment payment, successive payments will be paid on the first regularly scheduled payroll date on or following the January 1 of the new Plan Year and in no event later than 90 days following such date in an amount equal to the value of such Account (without reference to amounts held in the Participant’s K-Vantage Make-Whole Account) divided by the number of installments remaining.  In the event of a Participant’s failure to make an election as to the manner of payment of his or her Account (without reference to amounts held in the Participant’s K-Vantage Make-Whole Account) with respect to any Plan Year, the manner of payment in effect for the preceding Plan Year shall continue in effect for subsequent Plan Years until the Participant makes a new valid election in a subsequent Plan Year by the applicable deadline for such election as provided in Sections 4.1 and 6.4. If an initial payment is delayed because the Participant is a Specified Employee, any installment payment scheduled to be paid within the six months that the initial payment is delayed, shall also be delayed, and paid at the same time as the delayed initial payment.

ARTICLE 8

DISABILITY

In the event a Participant becomes Disabled, the Participant's right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives benefits under the Company’s long term disability plan, as amended from time to time.  The Participant's Account shall continue to be credited with earnings in accordance with Section 5.2 until such Account is fully distributed.  The Participant's Account shall be distributed to the Participant in accordance with Articles 6 and 7 treating his or her Disability as his or her End Termination Date.

ARTICLE 9

SURVIVOR BENEFITS

9.1

Death of Participant Prior to the Commencement of Benefits.  The provisions of Section 6.1 and Article 7 to the contrary notwithstanding, in the event of a Participant's death prior to the commencement of payment of the Participant’s Account, payment shall be made to the Participant's Beneficiary in a single lump sum on the first regularly scheduled payroll date following the Participant’s death unless (except for the balance in the Participant’s K-Vantage Make-Whole Account) otherwise specified in the Participant’s Enrollment Agreement.  A Participant may elect in his or her Enrollment Agreement for payment to be made to his or her Beneficiary at the time and in the manner provided in his or her Enrollment Agreement had the Participant survived.  The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such portion of the Participant’s Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.

-  13  -

9.2

Death of Participant After Benefits Have Commenced.  In the event a Participant dies after annual installment benefits payable under Article 7 from the Participant's Account have commenced, but before the entire balance of such installments have been paid, any remaining installments shall continue to be paid to the Participant's Beneficiary at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

9.3

Changes in Earnings Crediting Options.  In the event of a deferred distribution under this Article, the Beneficiary shall be permitted to make changes in the Earnings Crediting Options to the same extent that the Participant would have been entitled to make such changes under Section 5.4 during such deferral period.

ARTICLE 10

EMERGENCY BENEFIT

The provisions of Article 6 and 7 to the contrary notwithstanding, in the event that the Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, the Company shall pay to the Participant from the Vested portion of the Participant’s Account in cash, on the regularly scheduled payroll date next following such determination, an amount reasonably necessary to meet the Unforeseeable Emergency (which may include amounts necessary to pay any Federal, State or local income taxes or penalties reasonably anticipated to result from the distribution) provided that such Unforeseeable Emergency may not be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan or any other retirement plan maintained by the Company (the "Emergency Benefit").  Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

ARTICLE 11

MISCELLANEOUS

11.1

Amendment and Termination.  The Plan may be amended, suspended, discontinued or terminated at any time by NU, through action of the Board or by the Compensation Committee of the Board; provided, however, that (a) no such amendment, suspension, discontinuance or termination, unless required under statute, regulation, or rule of a governing or administrative body having the effect of a statute or regulation, shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Account as of the effective date of such amendment, suspension, discontinuance or termination; (b) no such amendment, suspension, discontinuance or termination shall cause any payment that a Participant or Beneficiary is entitled to receive under this Plan to become subject to an income tax penalty under Section 409A of the Code; and (c) no such discontinuation or termination of the Plan may be effected except in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.

-  14  -

11.2

Claims Procedure.

(a)

Claim.  A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Administrator, setting forth his claim.

(b)

Claim Decision.  Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Human Resources Department of the Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)  The specific reason or reasons for such denial;

(ii)  The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)  A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv)  Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(v)  The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof; and

(vi) A statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)

Request for Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Pension Committee review the determination of the Administrator.  The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Pension Committee.  If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and stopped from challenging the determination.

(d)

Review of Decision.

Within sixty (60) days after the Pension Committee's receipt of a request for review, it will review the initial determination.  After considering all materials presented by the Claimant, the Pension Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision, containing specific references to the pertinent provisions of this Plan on which the decision is based, a statement that the claimant has a

-  15  -

right to bring a civil action under Section 502(a) of ERISA and that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits.  A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.  If special circumstances require that the sixty (60) day time period be extended, the Pension Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(e)

Exhaustion Requirement.  No Employee, former Employee or Beneficiary of an Employee shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until such claimant has first exhausted the procedures set forth in this Section 11.2.

11.3

Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death.  Such designation may be changed or canceled at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s Savings Plan beneficiary, or, if none, the Participant's estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

11.4

Limitation of Participant's Right.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

11.5

No Limitation on Company Actions.  Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest; provided, however, that no such action may diminish the then balance or value of the Participant’s Account.  No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.  Any decisions, actions or interpretations to be made under the Plan by the Company or the Board, or the Committee acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

-  16  -

11.6

Obligations to Company.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable.  Such determination shall be made by the Administrator.

11.7

Nonalienation of Benefits.  Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan.  The Company's obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company's assets or (b) any corporation or partnership into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

11.8

Withholding Taxes.  The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan from any amount otherwise payable to the Participant (or Beneficiary).  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

11.9

Unfunded Status of Plan.  The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants.  Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made.  Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

11.10

Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

11.11

Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Connecticut, without reference to the principles of conflict of laws to the extent not preempted by federal law.  Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder and the Company shall have no right to accelerate or make any payment under this Plan except to the extent such action would not subject any Participant or Beneficiary to the payment of any tax penalty or interest under Section 409A of the Code.  The Company shall have no obligation, however, to reimburse a Participant for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of the Participant

-  17  -

under Section 409A of the Code except that this provision shall not apply in the event of the Company’s negligence or willful disregard in interpreting the application of  Section 409A of the Code to the Plan which negligence or willful disregard causes a Participant to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case the Company will reimburse the Participant or Beneficiary, as the case may be, on an after-tax basis for any such tax penalty or interest not later than the last day of the taxable year next following the taxable year in which the Participant or Beneficiary remits the applicable taxes and interest.

11.12

Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

11.13

Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may read as the plural and the plural as the singular.

11.14

Notice.  Any notice or filing required or permitted to be given to the Committee, the Pension Committee, or the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Administrator may designate from time to time.  Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

11.15

Disclaimer of Liability.  The Declaration of Trust of NU provides that no shareholder of NU shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Board or by any officer, agent or representative elected or appointed by the Board, and no such contract, obligation or undertaking shall be enforceable against the Board or any of them in their or his or her individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the Board as such, and every person or entity, having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

-  18  -